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                                                                                                                        EXHIBIT 12.1


                                               Teva Pharmaceutical Industries Limited
                                          Computation of ratio of earnings to fixed charges
                                 (U.S. dollars in thousands, except total earnings to fixed charges)
                                         Nine months ended
                                            September 30                                Year ended December 31
                                      -----------------------     -----------------------------------------------------------------
                                         2002          2001          2001          2000          1999          1998          1997
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Fixed charges:
   Interest costs (expensed and
     capitalized) and amortization
     of issuance costs relating
     to long-term debentures          $  44,348     $  33,110     $  47,330     $  53,833     $  35,248     $  30,401     $  30,507
   Rentals - one third of rental
     expense (the portion deemed
     representative of the interest
     factor)                              3,325         2,575         4,467         2,529         2,467         1,767         1,398
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Total fixed charges                   $  47,673     $  35,685     $  51,797     $  56,362     $  37,715     $  32,168     $  31,905
                                      =========     =========     =========     =========     =========     =========     =========

Earnings:
   Pre-tax income from continuing
     operations before adjustment
     for minority interests in
     consolidated subsidiaries or
     income or loss from equity
     investees                        $ 327,978     $ 249,555     $ 340,357     $ 208,361     $ 161,962     $  98,845     $ 139,616
   Fixed charges, as above               47,673        35,685        51,797        56,362        37,715        32,168        31,905
   Amortization of capitalized
     interest, less interest
     capitalized                            857           846           720           227           342           489          (494)
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Total earnings                        $ 376,508     $ 286,086     $ 392,874     $ 264,950     $ 200,019     $ 131,502     $ 171,027
                                      =========     =========     =========     =========     =========     =========     =========
Total earnings to fixed charges            7.90          8.02          7.58          4.70          5.30          4.09          5.36
                                      =========     =========     =========     =========     =========     =========     =========
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